UNITED STATES OF AMERICA 79 ferc Sec. 61, 107
                         FEDERAL ENERGY REGULATORY COMMISSION


Before Commissioners: Elizabeth Anne Moler, Chair;
                      Vicky A. Bailey, James J. Hoecker,
                      William L. Massey, and Donald F. Santa, Jr.



Enova Corporation and                )   Docket No. EL97-15-000
Pacific Enterprises                  )


                            ORDER ASSERTING JURISDICTION,
                         DENYING MOTION TO REOPEN DOCKET, AND
                          DENYING MOTIONS FOR CONSOLIDATION

                               (Dated April 30, 1997)

     On December 6, 1996, Enova Corporation (Enova) and Pacific Enterprises (Pacific) (collectively, Petitioners) filed a petition requesting an order disclaiming jurisdiction over the reorganization of their businesses under a newly-formed holding company. Petitioners maintain that Commission approval under section 203 of the Federal Power Act (FPA)<F1>

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<F1>  16 U.S.C. Section 824b (1994).
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is not required for the proposed reorganization.  However, as discussed more fully below, the Commission has determined that approval under section 203 is required for the disposition of the jurisdictional facilities of Enova s public utility subsidiaries, San Diego Gas & Electric Company (SDG&E), a traditional electric utility, and Enova Energy, a power marketer, encompassed in Petitioners reorganization.<F2>

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<F2>  The Commission will issue subsequent orders to address related filings in Docket No. EL97-21-000 [wherein Southern California Edison Company (SoCal Edison) filed a complaint against SDG&E and Ensource, a Pacific subsidiary, regarding the proposed merger of Enova and Pacific] and in Docket No. EC97-12-000 [wherein SDG&E and Enova Energy filed an application for authorization pursuant to section 203].
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Docket No. EL97-15-000                                     -2-

          I.   Background

               A.   Description of Petitioners

               Enova and Pacific are each exempt public utility
holding companies under section 3(a)(1) of the Public Utility
Holding Company Act (PUHCA) of 1935.<F3>
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<F3>  15 U.S.C. Sec. 79c(a)(1) (1994).
---------------------------------------------------------------
                    1. Enova

               As indicated above, Enova is the parent of SDG&E, a traditional electric utility, and Enova Energy, a power marketer authorized to sell power at market-based rates.<F4>
---------------------------------------------------------------
<F4>  Enova Energy, Inc., 76 FERC Section 61,242 (1996).
---------------------------------------------------------------
SDG&E owns and operates electric generation, transmission, and distribution facilities, and serves electric customers at retail in San Diego and Orange Counties, California, and natural gas customers at retail in San Diego County, California. The creation of Enova was approved by the Commission two years ago, whereupon Enova became the holder of all of SDG&E's common stock and SDG&E's common stockholders became the stockholders of Enova.<F5>

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<F5>  San Diego Gas & Electric Company, Docket No. EC95-6-000,
70 FERC Section 62,118 (1995).
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In the order approving the stock transfer, the Commission
indicated that if Enova sought to merge with another holding company, the public utilities of those companies would be required to file evidence to rebut the presumption that such a merger would result in an indirect merger of the public utilities, or alternatively for approval. The Commission also specifically noted its authority to issue subsequent orders under section 203(b) of the FPA as needed in the event Enova sought to merge with another holding company.

                    2.   Pacific

               Pacific is the parent of, among others, Southern California Gas Company (SoCalGas), a natural gas distribution company. SoCalGas provides gas service to customers in central and southern California, and owns certain qualifying facilities with a total of 1.6 megawatts (MW) of capacity. Pacific's subsidiaries also include various natural gas pipelines, specifically: Pacific Interstate Transmission Company, Pacific Interstate Offshore Pipeline Company, and Pacific Offshore Pipeline Company. Pacific s subsidiary, Pacific Energy, has direct and indirect ownership interests in certain qualifying facilities. Pacific has another subsidiary, Ensource, that was a power marketer authorized to sell power at market-based rates.
Docket No. EL97-15-000                                   - 3 -

However, on December 6, 1996, Ensource filed a notice of
cancellation of its market-based rate schedule, which was
accepted for filing by order issued January 29, 1997.<F6>
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<F6>  Ensource, 78 FERC Section 61,064 (1997).
---------------------------------------------------------
               B.   Planned Merger

               The petition states that the two holding
companies, Enova and Pacific, would be combined under a newly created holding company, NewCo, that would own all of the stock of the Petitioners and would be owned by the Petitioners stockholders.
          NewCo Enova Sub, a subsidiary of NewCo, would merge into Enova, with Enova as the surviving corporation. NewCo Pacific Sub, also a subsidiary of NewCo, would merge into Pacific, with Pacific surviving. All Enova and Pacific common stock would be converted into the right to receive NewCo common stock. Upon consummation of this transaction, the Petitioners would be wholly-owned subsidiaries of NewCo.<F7>
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<F7>  The Agreement and Plan of Merger and Reorganization
submitted with the petition does not refer to NewCo, but
instead refers to the new holding company as Mineral Energy Company. NewCo Enova Sub and NewCo Pacific Sub are referred to as G Mineral Energy Sub and B Mineral Energy Sub,
respectively.
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     The Board of Directors and the highest level officer
positions of NewCo initially would be evenly divided between designees of Pacific and Enova, respectively. The petition states that, based on the most recent share holding information available at that time, 52% percent of NewCo's shares would be converted Pacific shares, and 48% would be converted Enova shares. Including those shareholders who own both Pacific and Enova stock, however, 53% of NewCo Stock would be owned by former Enova shareholders. The Petitioners, SDG&E, and SoCalGas would continue to operate under their existing names.

     The petition further explains that the Petitioners have formed a joint venture that would engage in marketing natural gas and electricity. The petition states that the joint venture would not make jurisdictional power sales until after consummation of the merger and after filing a separate application for, and receiving, sales authorization from the Commission.

     C.   Petitioners  Position on Commission Jurisdiction

     The Petitioners maintain that Commission approval is not required for mergers occurring at the holding company level.
First, the Petitioners state that Commission approval under

Docket No. EL97-15-000                                - 4 -

section 203 of the FPA is needed only for certain actions taken by public utilities, not holding companies. Second, noting the Commission s previous determination that there is a rebuttable presumption that the public utility subsidiaries of merging holding companies also merge (albeit indirectly), the Petitioners assert that the rebuttable presumption has no application here because the planned business reorganization does not involve an indirect merger of public utility subsidiaries. Petitioners state that, with the cancellation of Ensource s rate schedule, Pacific has no public utility subsidiary that could indirectly merge with Enova s public utility subsidiaries, SDG&E and Enova Energy.

     The Petitioners also assert that the planned merger does not constitute a disposition of facilities requiring Commission approval under section 203. According to the Petitioner, there will be no transfer of the stock of SDG&E or Enova Energy, nor will the transaction involve any other transfer or reorganization of the jurisdictional facilities of the public utility subsidiaries. Lastly, the Petitioners note that the planned merger will be subject to the review of the California Commission, as well as other federal agencies, and that the Commission s jurisdiction over SDG&E and Enova Energy would be unaffected by the merger. The Petitioners also state that the joint marketing venture developed by the Petitioners would engage in wholesale sales of electricity only to the extent authorized by the Commission after consummation of the merger.

II.  Notice of the Petition and Responding Filings

     A.   Notice, Interventions, Protests, Answer, and Responses

     Notice of the petition for declaratory order was published in the Federal Register, with comments, protests, and interventions due on or before January 10, 1997.<F8>
---------------------------------------------------------------
<F8>  61 Fed. Reg. 67,041 (1996).
---------------------------------------------------------------
     Timely, unopposed motions to intervene in this docket were filed by the City of Burbank (Burbank), the City of San Diego (San Diego),<F9>
---------------------------------------------------------------
<F9>  San Diego filed a late motion to intervene in Docket No.
EC95-6-000 as part of its timely motion to intervene in Docket
No. EL97-15-000.
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the City of Vernon (Vernon), Imperial Irrigation District
(Imperial Irrigation), Kern River, K N Marketing Inc.
(KN Marketing), the National Rural Electric Cooperative Association and the American Public Power Association, jointly (the Associations), Pacific Gas and Electric Company (PG&E), SoCal Edison, the Southern California Public Power Authority
Docket No. EL97-15-000                                 - 5 -

(Public Power Authority),<F10>
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<F10>  The Public Power Authority explains that it is a joint powers agency whose members are each engaged in the generation, transmission, and distribution of electric energy, and are customers and competitors of SoCalGas. The members of the Public Power Authority are: the Cities of Anaheim, Azusa, Banning, Burbank, Colton, Glendale, Pasadena, Riverside, and Vernon; the Department of Water and Power of the City of Los Angeles; and the Imperial Irrigation.
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and the Southern California Utility  Power Pool (SoCal Power
Pool).<F11>
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<F11>  The Power Pool states that its members operate
municipally-owned electric generation, transmission, and distribution systems that provide electric service in southern California. The members of the Power Pool are the Los Angeles Department of Water and Power, and the cities of Burbank, Glendale, and Pasadena, California.
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A notice of intervention was filed by the Public Utilities
Commission of the State of California (California Commission).
On February 26, 1997, the NutraSweet Kelco Company (Kelco) filed a late motion to intervene.

     The motions filed by Burbank, K N Marketing, PG&E, SoCal Power Pool, and Kelco, as well as the notice filed by the California Commission, raised no substantive issues. The motions to intervene filed by the following included protests: Vernon, SoCal Edison, Public Power Authority, Imperial Irrigation, Kern River, and the Associations.

     On January 27, 1997, Petitioners filed an answer to the procedural motion filed by San Diego, as well as a procedural motion filed by Imperial Irrigation which is unrelated to the jurisdictional determination addressed in this order and that will be addressed in a subsequent order. On February 28, 1997, SoCal Edison filed a response to an answer the Petitioners filed on February 7, 1997, in the related proceeding in Docket No. EL97-21-000. On April 18, 1997, SoCal Edison filed a motion to admit into this docket a supplemental response to a filing made by Petitioners in Docket No. EL97-21-000. SoCal Edison states that it filed the same responses in Docket No. EL97-21-000.

     B.   Motions to Consolidate

     San Diego moved to reopen Docket No. EC95-6-000 and consolidate Docket No. EC95-6-000 with the instant proceeding. As noted, supra n.5, the Commission there approved the disposition of SDG&E s jurisdictional facilities as part of a corporate reorganization involving the creation of Enova.
     Kern River moved to consolidate the instant proceeding with Ensource s rate schedule cancellation proceeding in Docket No.

Docket No. EL97-15-000                                 - 6 -

ER97-703-000, based on its assertion that the proceedings involve similar facts and issues.

     C.   Positions of the Intervenors

     The following descriptions of the positions of the parties do not include arguments raised as to the propriety of approving the proposed transaction or requests for an evidentiary hearing in the event the Commission finds that it has jurisdiction over the transaction. Those positions will be discussed in a later order addressing whether the proposed disposition of jurisdictional facilities is consistent with the public interest.

      San Diego asks that the Commission assert jurisdiction over the transaction or "at the least, provisional jurisdiction." San Diego also asks the Commission to exercise its authority to issue supplemental orders in Docket No. EC95-6-000 in order to assure jurisdiction over the planned merger. San Diego argues that the Commission should deny the instant petition and apply section 203 in the same manner as it would if NewCo were acquiring SDG&E directly, without Enova as an intervening, middle-tier holding company. San Diego further asks that the Commission require the Petitioners to file, as part of their section 203 application, the competitive screen analysis set forth in the Merger Policy
Statement.<F12>
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<F12>   See Inquiry Concerning the Commission's Merger Policy
Under the Federal Power Act: Policy Statement, Order No. 592, 61 Fed. Reg. 68,595 (1996), III FERC Stats. & Regs. Para. 31,044 (1996)
(Merger Policy Statement).
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     Vernon argues that the Commission has jurisdiction over the transaction. Vernon maintains that the Petitioners argument that the merging holding companies do not have public utility subsidiaries that would indirectly merge as part of the corporate restructuring as a result of Ensource's cancellation of its market-based rate schedule, amounts to jurisdictional gamesmanship. Vernon argues that this is particularly true here where the Petitioners admittedly are developing a new subsidiary that may well engage in wholesale power sales, requiring the same type of authorization as Ensource filed to cancel. Vernon asserts that Commission review of any future market-based rate authorization request would not be an adequate substitute for review of the public interest implications of this merger.

     Vernon also asserts that the Commission made clear its intent to review any future merger of Enova with another holding company in the order approving the creation of Enova. In that order, the Commission advised SDG&E that it must "file under section 203 evidence to rebut the presumption that such a merger would not also result in an indirect merger of the public utility

Docket No. EL97-15-000                                  - 7 -

subsidiaries, or alternatively, for approval of an indirect merger of the public utilities."<F13>
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<F13> 70 FERC at 64,294.
------------------------------------------------------------
Vernon argues that, as subsidiaries to the same holding company, the merging entities will not exercise independent decision-making authority. Further, Vernon asserts that the Petitioners have not rebutted the presumption that the merger would not preserve competition between the to-be-merged entities. Vernon also states that the ongoing restructuring of the electric industry and the related competitive market power issues cannot be assessed in isolation from the natural gas industry in the same market region.

     Imperial Irrigation asserts that the Commission has jurisdiction over the proposed merger. Imperial Irrigation states that the proposed merger involves the disposition of the jurisdictional facilities of SDG&E and Enova Energy, as well as the disposition of Ensource s jurisdictional facilities through the cancellation of its rate schedule. Imperial Irrigation argues that the Commission should exercise its section 203(b) authority to impose supplemental orders. Imperial Irrigation also states that the cancellation of Ensource s rate schedule along with the Petitioners plan to market electric energy through its new joint venture after consummation of the merger demonstrate that Ensource s rate schedule cancellation was merely an attempt to manipulate Petitioners jurisdictional status.

     SoCal Edison argues that the proposed merger would result in the indirect merger of SDG&E and Enova Energy with Ensource, as well as the disposition of the jurisdictional facilities of SDG&E and Enova Energy. SoCal Edison states that the cancellation of Ensource s rate schedule was merely an attempt to avoid Commission jurisdiction over the proposed merger. SoCal further states that, nevertheless, the merger entails a de facto indirect merger requiring petitioners to rebut the presumption established in Illinois Power, infra. SoCal Edison further argues that Petitioners reliance on Missouri Basin, infra, is misplaced in that Missouri Basin stands for the sole proposition that the merger of public utility holdings companies that are not themselves public utilities does not fall within the Commission s jurisdiction.

     SoCal Edison argues that the proposed merger entails the disposition of SDG&E s and Enova Energy's jurisdictional facilities. SoCal Edison maintains that the Commission s decision in Central Vermont, infra, holds that the substance, not the form, of a transaction governs the Commission's jurisdiction. SoCal Edison also cites Illinois Power, infra, as standing for the proposition that the Commission must review mergers before the real corporate independence of public utility subsidiaries and the economic control over jurisdictional facilities is lost.


Docket No. EL97-15-000                                   - 8 -

SoCal Edison asserts that the control of SDG&E and Enova Energy would shift to a new decision maker whose financial and competitive interests would be distinctly different.

     The Public Power Authority adopts and incorporates by reference SoCal Edison s protest in this proceeding.
Kern River also argues that the proposed merger requires Commission approval. Kern River asserts that the Petitioners have not rebutted the presumption of indirect merger set forth in Illinois Power, infra. Kern River objects to the cancellation of Ensource s rate schedule and asserts that the cancellation appears to be an actual consolidation of power marketing within the ultimate merged entity. Kern River argues that the Petitioners statement that Pacific s qualifying facilities (QFs) may lose their exempt status as a result of the merger indicates that Pacific s QFs may indirectly merge with Enova s public utilities upon consummation of the merger.

     The Associations argue that the Commission has jurisdiction in this case because the proposed merger includes the disposition of jurisdictional facilities, and because section 203 is written broadly enough to encompass any disposition of jurisdictional facilities and any merger or consolidation of such facilities. The Associations also assert that the Commission cannot rely on other agencies or entities to address the effect of the proposed merger on public interest concerns, particularly in light of the Commission s expertise in energy markets. The Associations state that, while other agencies may review the proposed transaction, they will do so under different statutory authority and, therefore, with different purposes.

III. Procedural Matters

     A.   Interventions, Answer, and Response

     Pursuant to Rule 214 of the Commission s Rules of Practice and Procedure,<F14>
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<F14>  18 C.F.R. Section 385.214 (1996).
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the timely, unopposed motions to intervene and  notice of
intervention serve to make the following parties in this docket: Burbank, San Diego, Vernon, Imperial Irrigation, Kern River, K N Marketing, the Associations, PG&E, SoCal Edison, the Public Power Authority, the SoCal Power Pool, and the California Commission. Due to the absence of any undue prejudice or delay, the Commission will grant the late, unopposed motion to intervene filed in this docket by Kelco. Pursuant to Rule 213(a)(2),<F15>
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<F15>  18 C.F.R. Section 385.213(a)(2) (1996).
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the Commission will not consider the answer and

Docket No. EL97-15-000                                    - 9 -

the response filed by the Petitioners and SoCal Edison, respectively.

     B.   Motions to Consolidate

     San Diego requests that the Commission reopen Docket No. EC95-6-000, in order to exercise its authority to issue supplemental orders under section 203(b), and to consolidate that docket with the instant proceeding. The order in Docket No. EC95-6-000 approved the proposed disposition of SDG&E's jurisdictional facilities to Enova as consistent with the public interest. The order also specifically referenced our authority under section 203(b) to issue supplemental orders, as appropriate. Granting San Diego s request is unnecessary in light of the action taken in this order. Therefore, we will deny the request to reopen Docket No. EC95-6-000 and to consolidate that docket with the instant proceeding. Accordingly, we also will deny San Diego s late motion to intervene in Docket No. EC95-6-000.

     Kern River requests that the Commission consolidate the instant proceeding with Ensource s rate schedule cancellation proceeding in Docket No. ER97-703-000. Kern River states that these dockets should be consolidated because they are integrally related and involve the same set of facts and issues. However, the rate schedule termination has been accepted, and we note that no requests for rehearing of that acceptance were filed. In any event, the Commission s decision in this proceeding does not hinge on Ensource s status as a power marketer. Therefore, we will deny Kern River's request for consolidation.

IV.  Discussion

     Based on our analysis of the purposes of section 203 of the FPA, relevant legislative history and case law, and Commission precedent, we conclude that the merger of the Enova and Pacific holding companies will result in a disposition (a transfer of control) of the jurisdictional facilities of SDG&E and Enova Energy, and that, for purposes of section 203, the public utilities SDG&E and Enova Energy will have effectively disposed of jurisdictional facilities. Accordingly, Commission approval of the proposed disposition is required under section 203. In reaching this conclusion, we do not assert jurisdiction over the proposed merger of the holding companies themselves. Rather, we assert jurisdiction over the proposed transfer of control of public utility jurisdictional facilities to ensure that this transfer of control is consistent with the public interest.

     A.   Statutory Framework and Related Definitions

     Section 203 of the FPA, which establishes the Commission's jurisdiction over corporate transactions involving public utility
Docket No. EL97-15-000                                - 10 -

jurisdictional facilities and public utility securities, is broadly worded and, on its face, covers a wide range of corporate activities involving jurisdictional facilities. It also reflects Congress' intent that the Commission be able to ensure that corporate realignments do not adversely affect the maintenance of adequate service or coordination in the public interest of jurisdictional facilities. It reads in pertinent part:

     (a) No public utility shall sell, lease, or otherwise dispose of . . . its facilities subject to the jurisdiction of the Commission . . . or by any means whatsoever, directly or indirectly, merge or consolidate such facilities or any part thereof with those of any other person, or purchase, acquire, or take any security of any other public utility, without first having secured an order of the Commission authorizing it to do so. . . . After notice and
          opportunity for hearing, if the Commission finds that the proposed disposition, consolidation, acquisition, or control will be consistent with the public interest, it shall approve the same.

     (b) The Commission may grant any application for an order under this section in whole or in part and upon such terms and conditions as it finds necessary or appropriate to secure the maintenance of adequate service and the coordination in the public interest of facilities subject to the jurisdiction of the Commission. The Commission may from time to time for good cause shown make such orders supplemental to any order made under this section as it may find necessary or appropriate. (Emphasis added.)

Thus, section 203 requires Commission authorization before a public utility may

(1) sell, lease, or otherwise dispose of its jurisdictional facilities,

(2) directly or indirectly, merge or consolidate any part of its jurisdictional facilities with the jurisdictional facilities of any other person, or

(3) purchase, acquire, or take any security of any other public utility.

     The purpose of section 203 of the FPA was to provide a mechanism for maintaining oversight of the facilities of public utilities, and preventing transfers of control over those facilities that would be detrimental to consumers and/or investors or that would inhibit the Commission s ability to
Docket No. EL97-15-000                               - 11 -

secure the maintenance of adequate service and the coordination in the public interest of [jurisdictional] facilities.<F16>
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<F16>  Section 203(b), quoted supra.
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     Neither section 203 nor any other provision of the FPA
defines the terms dispose, facilities subject to the jurisdiction of the Commission, merge, consolidate, and
control.   However, we do not believe these terms should be read
narrowly. To do so would result in a jurisdictional void in which certain types of power sales facilities and corporate transactions could escape Commission oversight.

     The text of section 203 focuses on jurisdictional "facilities." Over the course of the development of the electric industry, the traditional focus of facilities has been on physical facilities, such as transmission lines and related equipment, for example. However, facilities also has been defined to include contracts, accounts, memoranda, papers, and other records (often referred to as paper facilities ).<F17>
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<F17>  Hartford Electric Light Co. (Hartford), 131 F.2d 953, 961
(2d Cir. 1942), cert. denied, 319 U.S. 741 (1943).  See also
Connecticut Light & Power Co. v. FPC, 324 U.S. 515, 528 n.6
(1945) (discussing Hartford).
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Without such an interpretation, a large class of entities (power marketers) could engage in sales for resale in interstate commerce with no regulation, even if they were affiliated with, or wholly owned by, traditional public utilities owning physical facilities, since such interstate wholesale sales may not be regulated by the states. As the Commission stated in Citizens Energy Corporation,<F18>
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<F18>  35 FERC Section 61,198 (1986).
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in which it determined that a power marketer is a "public
utility" under section 201(e) of the FPA by virtue of its wholesale sales transactions and the underlying paper facilities:

      Section 201(b) confers jurisdiction over not only facilities (1) for interstate transmission but also - and disjunctively - over facilities (2) for
      interstate wholesale sales. . . . We find [jurisdiction
      over facilities for interstate wholesale sales] in petitioner's corporate organization, contracts, accounts, memoranda, papers, and other records, in so far as they are utilized in connection with such sales.<F19>
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<F19>   Id. at 61,452 (quoting Hartford).
Docket No. EL97-15-000                                  - 12 -

Thus, we conclude that "facilities" under section 203 -- as under other sections of the FPA -- includes the facilities of power marketers (such as Enova Energy) such as wholesale power sales contracts and related accounts and records.<F20>
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<F20>  The Commission also has found that rate schedules are jurisdictional facilities. Ocean State Power, 38 FERC Section 61,140 at 61,378 (1987).
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     Section 203 also references merge and consolidate.

These terms also are not defined in the FPA but are often considered corporate terms of art. When describing corporate amalgamations, "merger" is used to denote the vesting of the control of different corporations in a single one by the issue of stock of the others; in other words, one corporation absorbs the other and remains in existence while the other is dissolved. On the other hand, a "consolidation" occurs when the consolidating companies dissolve their property and business being transferred to a single company; in other words, a new corporation is created and the consolidating corporations are extinguished.<F21>
----------------------------------------------------------------
<F21>  See Webster s New International Dictionary of the English
Language, 1539 (2d Ed. 1948).
----------------------------------------------------------------
     However, we do not believe Congress intended a narrow interpretation of "merge" or "consolidate." Section 203(a) "clearly was not written to describe the strict legal concepts of corporate mergers and consolidations. This language speaks of merger or consolidation of facilities, not of corporate entities.<F22>
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<F22>  Pennsylvania Electric Co. (Pennsylvania Electric), 9 FPC
91, 95 (1950)(emphasis in original; footnote omitted). See also Duke Power Company v. FPC, 401 F.2d 930 at 933 (D.C. Cir. 1968)
(Duke).
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Additionally, section 203 applies to mergers or
consolidations that occur directly or indirectly. Thus, even where the public utility corporations or partnerships that own jurisdictional facilities are not themselves dissolved or extinguished, there may be a dissolution of one or more of the entities that own or control those public utilities, resulting in an indirect merger of the public utilities jurisdictional facilities.<F23>
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<F23>   Also,

            [t]ransactions of an acquisitional nature fall easily within the language of the "merge or consolidate" clause which, if limited to dispositive exploits, would largely be a nullity since the first clause of Section 203(a)

(continued...)
Docket No. EL97-15-000                                     - 13 -

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<F23(...continued)>

            decrees Commission approval wherever a public utility proposed to "sell, lease, or otherwise dispose of" . . . jurisdictional facilities.

            Duke at 933.
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     Similarly, we do not believe Congress intended a narrow
interpretation of the term "dispose." In common usage, the phrase dispose of means [t]o transfer to the control of someone else, as by selling; to alienate; part with; relinquish; bargain away.<F24>
---------------------------------------------------------------
<F24>  See Webster s New International Dictionary of the English
Language, 752 (2d Ed. 1948).
----------------------------------------------------------------
However, section 203 on its face refers not only to traditional means of disposing of facilities (sale, lease) but uses the broad phrase "or otherwise dispose of" (emphasis added). Section 203 also specifically references "control":

     After notice and opportunity for hearing, if the Commission finds that the proposed disposition, consolidation, acquisition, or control will be consistent with the public interest, it shall approve the same. (emphasis added.)

     Thus, the text of the statute itself supports an interpretation that section 203 was intended to encompass a variety of actions involving jurisdictional facilities, as opposed to an attempt to enumerate every mechanism conceivable in 1935 for transferring control ("disposing") of jurisdictional facilities. Additionally, the Commission will interpret undefined terms in the statute to preserve its ability to protect consumers from corporate realignments that adversely affect jurisdictional facilities.

     B.   Legislative History of Section 203

     The legislative history of section 203 also supports a broad interpretation of the Commission's jurisdiction over corporate realignments that involve jurisdictional facilities. It indicates that the focus of section 203 is on the disposition of control of jurisdictional facilities, however such disposition might be effected (i.e., through sale, lease, merger, consolidation, or acquisition of securities, or otherwise).

     Both of the original Senate and House bills (S. 1725 and H.R. 5423) included the forerunner of section 203, which was similarly worded to the provision ultimately enacted:


Docket No. EL97-15-000                              - 14 -

     (a) No public utility shall sell, lease, assign, mortgage, or otherwise dispose of or encumber the whole or any part of its facilities subject to the jurisdiction of the Commission, or by any means whatsoever, directly or indirectly, merge or consolidate such facilities or any part thereof with those of any other person without first having secured an order of the Commission authorizing it to do so.

     (b) No public utility shall hereafter purchase, acquire, take, or hold any security of any other public utility without first having been authorized to do so by the Commission. This subsection shall not prevent the holding of any security lawfully acquired before the enactment of this title.

No changes relevant to the issue here were made to this section during the legislative process.<F25>
----------------------------------------------------------------
<F25>  The original versions of the bill included a section 216 which addressed holding company acquisitions. However, FPC Commissioner Seavey in his analysis of this version of the bill stated, in pertinent part: "[Section 216] govern[s] . . . the acquisition of utility securities by holding companies. [This subject is] fully covered by title I of the bill, and [this] section[] can be eliminated." Hearings before the House Committee on Interstate and Foreign Commerce, 74th Cong., 1st Sess. 386 (1935) (House Hearings). See also S. Rep. No. 621, 74th Cong., 1st Sess. 20 (1935). Section 216 subsequently was removed from the bills.
----------------------------------------------------------------
     The Senate and House Reports confirm Congress' intent that section 203 give the Commission sufficient authority over corporate transactions affecting jurisdictional facilities to carry out its jurisdictional responsibilities. In its analysis of section 203(a), the Senate Report states in pertinent part:

     This section furnishes an essential check upon the development of the industry along uneconomic lines. It complements [PUHCA] by directing the Commission to prevent transfers or consolidations of property which
     would impair the ability of public utilities to render adequate service or impede, or tend to impede, the coordination in the public interest of facilities subject to the jurisdiction of the Commission.<F26>
----------------------------------------------------------------
<F26>   S. Rep. No. 621, 74th Cong., 1st Sess. 50 (1935).
-----------------------------------------------------------------
The House Report on S. 2796 states in pertinent part:

Docket No. EL97-15-000                                    - 15 -

     [A]pproval must be secured for the sale, lease, or
     other disposition [of jurisdictional facilities] . . .
     and for mergers or consolidations of such facilities .
     . . .  Commission approval of an acquisition,
     consolidation, or control would remove such transaction
     from the prohibitory provisions of any other law.<F27>
-----------------------------------------------------------------
<F27>   H.R. Rep. No. 1318, 74th Cong., 1st Sess. 28 (1935).
-----------------------------------------------------------------
     Thus, Congress clearly was concerned about corporate changes that "impede or tend to impede" the coordination of jurisdictional facilities in the public interest. This concern could not reasonably be limited merely to nominal ownership of jurisdictional facilities or corporate form; rather, Congress was concerned with the substantive decision making authority and control over jurisdictional facilities.

     C.   Case Law

     There is no case law that squarely addresses the specific jurisdictional issues before us. However, the Court of Appeals for the District of Columbia Circuit addressed the extent of the Commission s jurisdiction under section 203 in Duke, supra, and provides useful guidance on the broad focus of section 203. Most pertinent to the case before us, the Duke decision supports the conclusion that one of the fundamental prerequisites of section 203 jurisdiction is the presence of jurisdictional facilities.
In other words, the Commission s corporate jurisdiction follows facilities subject to the jurisdiction of the Commission.

     The Duke case involved the acquisition by a public utility facilities used solely in local distribution of electric energy for retail sale. Specifically, Duke Power Company (Duke), a public utility, purchased facilities from Clemson University, [exempt from the FPA under section 201(f)] that had been used for intrastate distribution of electric energy. The Commission determined that the acquisition by Duke was a merger or consolidation of facilities with those of another person requiring Commission approval under section 203. The court reversed the Commission s decision.

     The issue before the court was whether the [FPA] requires an interstate electric utility to obtain approval by the [FERC] of its acquisition of facilities utilized in the local distribution of electric energy.<F28>
--------------------------------------------------------------
<F28>  Duke at 931.
--------------------------------------------------------------
In analyzing this issue in light of Congress delineation between federal and state jurisdiction, the court first concluded that the prohibitions forged by this section are imposed only upon a 'public

Docket No. EL97-15-000                                 - 16 -

utility.<F29>
-------------------------------------------------------------
<F29>  Id.
-------------------------------------------------------------
Second, the court accept[ed] the Commission's conclusion that the 'merge or consolidate clause encompasses acquisitions of facilities.<F30>
-------------------------------------------------------------
<F30>  Id.
------------------------------------------------------------
Third, the court determined that even where the other person is not a public utility by virtue of section 201(f), but nevertheless owns or controls what normally would be a jurisdictional facility, section 203 will attach. The court concluded that the phrase those of any other person in section 203(a) must be facilities subject to the jurisdiction of the Commission and that local distribution facilities expressly are not jurisdictional. Because the facilities to be acquired consisted of only non-jurisdictional, local distribution facilities, the court found that the Commission had no section 203 jurisdiction over the acquisition.<F31>
---------------------------------------------------------------
<F31>  Id.
--------------------------------------------------------------
     While, as noted, the court's analysis does not address the specific jurisdictional issues presented in this proceeding, we believe our analysis is entirely consistent with the Duke court's fundamental holding that section 203 jurisdiction is triggered only where jurisdictional facilities are involved.

     D.   Commission Precedent

          1.   Disposition of Facilities

     The Commission has interpreted its section 203 jurisdiction in a number of cases as the industry has evolved over the last decade, and our analysis of the issues presented by the Enova/Pacific merger is consistent with, and builds upon, the precedent established.

     The seminal Commission decision interpreting the disposition clause of section 203(a) is Central Vermont.<F32>
--------------------------------------------------------------
<F23>  Central Vermont Public Service Corporation (Central
Vermont), 39 FERC Section 61,295 (1987).
---------------------------------------------------------------
     In Central Vermont, the Commission determined that the transfer of all of a public utility's stock is a transfer of ownership and control of the utility's jurisdictional facilities and that such transfer constitutes a disposition of jurisdictional facilities requiring Commission approval under section 203.  The Commission stated:

     [T]he transfer of ownership and control of Central
     Vermont s jurisdictional facilities, from Central
Docket No. EL97-15-000                               - 17 -

     Vermont's existing shareholders to the newly created holding company, constitutes a disposition of jurisdictional facilities requiring prior Commission approval under section 203. After the reorganization the jurisdictional facilities of the public utility will be controlled through the parent s ownership of the utility s common stock by virtue of the parent's ability to name Central Vermont's board of directors.

     Although the current stockholders of the public utility
will own stock in the holding company after the reorganization is completed, they will no longer have a proprietary interest in, or direct control over, the jurisdictional facilities. The substance of the transaction, therefore, is a "disposition" of facilities via the transfer of all direct control. . . .

     To the extent that utility revenues are used to finance non-utility operations, the cost of utility service may be increased.  If the parent makes unwise investment
decisions the reliability of service of jurisdictional
facilities could be impaired.  This aspect of the
holding company/operation utility relationship was a
concern to those who enacted Title II of the Public
Utility Act.<F33>
---------------------------------------------------------
<F33>  Central Vermont at 61,960.
---------------------------------------------------------
     In Central Illinois,<F34>
---------------------------------------------------------
<F34>  Central Illinois Public Service Company (Central
Illinois), 42 FERC Section 61,073 (1988).
--------------------------------------------------------------
the Commission explained that its assertion of jurisdiction in Central Vermont was not based solely on the transfer of stock, but rather that the Commission's concern lies in the transfer of control of public utilities and, thereby, control over the jurisdictional facilities of those public utilities. After considering the legislative history of section 203, the Commission found that "Congress' intent was to ensure that the Commission maintain oversight over any transfer of jurisdictional utility property . . . ."<F35>
-----------------------------------------------------------
<F35>  Central Illinois at 61,328 (emphasis in original).  See also, Savannah Electric & Power Co., 42 FERC Section 61,240
(1988), which involved the transfer of all of a public utility's stock to a registered public utility holding company. The Commission asserted jurisdiction, relying on the rationales set forth in Central Vermont and Central Illinois. The Commission also analyzed the application of section 318 of the FPA to the transaction and concluded that section 318 did not apply.
Section 318 provides that the SEC s jurisdiction preempts the Commission's jurisdiction under certain circumstances. The

(continued...)

Docket No. EL97-15-000                                  - 18 -
---------------------------------------------------------------
<F35> (...continued)  Commission found that under section 203, the Commission had jurisdiction over the disposition of facilities (via a transfer of stock) of the public utility, while the SEC had jurisdiction to approve or disapprove the holding company s acquisition of the public utility s stock. The Commission further explained:

          In finding that section 318 does not preclude our assertion of jurisdiction, we wish to again emphasize that it is not our intent to undertake regulation of every stock transfer made by public utility shareholders. Our concern is solely with transfers of control of public utilities and, thereby, the jurisdictional facilities of those public utilities. Further, our assertion of jurisdiction is solely to fulfill our obligations under section 203 of the FPA in a manner that is complementary to the SEC s jurisdiction over reorganization transactions.

     Savannah at 61,779 (emphasis in original.) See also, Central Illinois, 42 FERC at 61,328-329.
--------------------------------------------------------------
     The Commission also has discussed certain elements of control in cases outside the context of section 203. The Commission has linked "decision-making" and dominion and control to its determination of "control" over facilities in determining whether an entity is a "public utility." The Commission also has said that the reference to "operates [jurisdictional] facilities" in the definition of public utility in section 201(e) of the FPA refers "to the person who has control and decision-making authority concerning the operation of facilities."<F36>
----------------------------------------------------------------
<F36>  See, e.g., Bechtel Power Corp., 60 FERC Section 61,156
(1992).
----------------------------------------------------------------
In sale/lease-back cases, the Commission has disclaimed jurisdiction over entities with a mere fiduciary interest in facilities where the entity holding the fiduciary interest could not exert control over the entity responsible for operating the facilities.<F37>
----------------------------------------------------------------
<F37>  See, e.g., Allegheny Electric Cooperative, Inc., 47 FERC
Section 61,015 (1989); Baltimore Refuse Energy Systems Co., 40 FERC Section 61,366 (1987); Pacific Power & Light Co., 3 FERC
Section 61,119 (1978).
-----------------------------------------------------------------
Also, we note that the definition of control that has been in the Commission's accounting regulations since 1937 is:

     Control (including the terms controlling, controlled by and under common control with) means the possession,

Docket No. EL97-15-000                                 - 19 -

     directly or indirectly, of the power to direct or cause
     the direction of the management and policies of a
     company, whether such power is exercised through one or
     more intermediary companies, or alone, or in
     conjunction with, or pursuant to an agreement, and
     whether such power is established through a majority or minority ownership or voting of securities, common directors, officers, or stockholders, voting trusts, holding trusts, associated companies, contract or any
     other direct or indirect means.<F38>
---------------------------------------------------------------
<F38>  This definition was adopted in Order No. 42, 1 Fed. Reg.
691 (1936), codified and reissued in Order No. 141, 12 Fed. Reg. 8461 (1948), and may be found at 18 C.F.R. Part 101, Definitions 5.B. (1996).
-----------------------------------------------------------------
          2.   Mergers and Consolidations

     In Illinois Power,<F39>
---------------------------------------------------------------
<F39>  Illinois Power Company (Illinois Power), 67 FERC Section
61,136 (1994).
----------------------------------------------------------------
the Commission reviewed and clarified its jurisdiction under section 203 in instances where holding companies merge, and determined that "most mergers of public utility holding companies will simultaneously involve an indirect merger of the public utility subsidiaries of such holding companies."<F40>
---------------------------------------------------------------
<F40>  ID. at 61,352-53.
---------------------------------------------------------------
The Commission described the three-step process some utilities were following to reorganize, and explained how section 203 jurisdiction applied at each step.

     In step one, a public utility transfers ownership of all of its stock to a newly-formed holding company.

Following Central Vermont, the Commission reiterated that such a transfer constitutes a transfer of the ownership and control of the utility's jurisdictional facilities and, therefore, is a disposition of facilities subject to section 203 approval.

     In step two, the public utility holding company merges with another public utility holding company.

The Commission stated that it does not have jurisdiction over the merger of holding companies unless the holding companies own or operate jurisdictional facilities. However, the Commission adopted a rebuttable presumption that when public utility holding companies merge, their public utility subsidiaries likely retain no real corporate independence, that decision-making for the public utilities would typically rest with the new holding


Docket No. EL97-15-000                                - 20 -

company, and that, therefore, an indirect merger of the public utilities occurs requiring section 203 authorization.<F41>
---------------------------------------------------------------
<F41>  Illinois Power at 61,354.  In reaching this conclusion, the Commission departed from its decision in a prior case, Missouri Basin Municipal Power Agency, 53 FERC Section 61,368
(1990), reh'g denied, 55 FERC Section 61,464 (1991), in which it had not asserted jurisdiction based on similar facts. It affirmed only that part of Missouri Basin that held that the Commission does not have jurisdiction over the merger of holding companies.
-----------------------------------------------------------------
     In step three, the public utility subsidiaries of the merged holding companies formally merge and section 203 approval is required.

In discussing the adoption of a rebuttable presumption of indirect mergers, the Commission stated that its decision was informed by Copperweld,<F42>
---------------------------------------------------------------
<F42>  Copperweld Corp. v. Independence Tube Corp., 467 U.S. 752
(1984). See also Century Oil Tool, Inc. v. Production Specialties, Inc., 737 F.2d 1316, 1317 (5th Cir. 1984), where the Court stated:

          Given Copperweld, we see no relevant
          difference between a corporation wholly owned
          by another corporation, two corporations
          wholly owned by a third corporation or two
          corporations wholly owned by three persons
          who together manage all affairs of the two
          corporations.  A contract between them does
          not join formally distinct economic units.
          In reality, they have always had a  unity of
          purpose or a common design.
----------------------------------------------------------------
where the Court held that section 1 of the Sherman Act, which outlaws conspiracies or combinations in restraint of trade, regards as one company a parent and subsidiary that maintain separate operations. The Commission offered the court s explanation, which strongly supports a conclusion that this Commission must be able to look beyond corporate form in determining whether a public utility is effectively disposing of, merging, or consolidating its jurisdictional facilities:

     A parent and its wholly owned subsidiary have a
     complete unity of interest.  Their objectives are
     common, not disparate; their general corporate actions
     are guided or determined not by two separate corporate
     consciousness, but one. . . . [in reality a parent and
     a wholly owned subsidiary always have a "unity of
     purpose or a common design" . . . . whether or not the
     parent keeps a tight rein over the subsidiary; the parent may assert full control at any moment if the

Docket No. EL97-15-000                                 - 21 -

     subsidiary fails to act in the parent's best interest.
     467 U.S. at 771-72 (emphasis in original; footnote
     deleted).<F43>
---------------------------------------------------------------
<F43>  Illinois Power at 61,354.
--------------------------------------------------------------
Similarly, while section 203 is applicable only to actions taken by public utilities, we will look beyond the corporate form of a transaction, and regard a parent and subsidiary as one company,<F44>
----------------------------------------------------------------
<F44>  See San Diego Gas & Electric Co., 38 FERC Section 61,241
at 61,778 (1987) (agency may disregard corporate form; corporations may be regarded as one entity for one purpose even though they are legitimately distinct for others; inquiry is whether statutory purposes would be frustrated by corporate form).
-----------------------------------------------------------------
in instances where the control over a public utility and its jurisdictional facilities is transferred from one corporate entity to another. Further, the fact that the Commission does not have jurisdiction over every aspect of a proposed corporate transaction does not mean that the Commission has to ignore those aspects of the transaction that effect a change in control over a public utility's jurisdictional facilities.

     E.   Conclusion

     In this proceeding, two public utility holding companies (Enova and Pacific) propose to merge; one of the holding companies is the parent of two public utilities (SDG&E and Enova Energy).<F45>
----------------------------------------------------------------
<F45>  The jurisdictional determinations made in this order
preclude the need to address arguments raised regarding Ensource's rate schedule cancellation as an element of the proposed corporate realignment, or related issues, in connection with this proceeding.
----------------------------------------------------------------
There is no dispute that Commission jurisdictional facilities are involved in the proposed transaction. SDG&E owns both physical and "paper" facilities used for the transmission and sale for resale of electric energy in interstate commerce, and Enova Energy owns "paper" facilities that permit it to market power at wholesale in interstate commerce. Therefore, the remaining question is whether SDG&E and/or Enova Energy will have effectively disposed of and/or merged or consolidated jurisdictional facilities for purposes of section 203. If so, Commission authorization under section 203 is required.

     While the FPA does not specifically delineate the meaning of the disposition or "merger or consolidation" of jurisdictional facilities under section 203, it is clear under the language of section 203 itself as well as the Duke case that the Commission's jurisdiction under section 203 attaches to jurisdictional facilities and that Congress intended that the Commission be able

Docket No. EL97-15-000                                    - 22 -

to secure the maintenance of adequate service and the coordination in the public interest of those facilities. Additionally, the references on the face of the statute [section 203(a)] to or otherwise dispose and the proposed disposition, consolidation, acquisition, or control (emphases added) reflect an intent to cast a broad net over various types of transactions so that public utilities and their affiliates cannot use form over substance to avoid regulatory oversight of corporate realignments affecting jurisdictional facilities, paper or otherwise. Similarly, the merge or consolidate clause of section 203 applies to public utilities that "by any means whatsoever, directly or indirectly" merge or consolidate their facilities (emphasis added), and reflects an intent to capture a broad scope of activities and means of accomplishing those activities.

     Further, while section 203 applies to a public utility that disposes of or merges or consolidates its jurisdictional facilities, as explained above, the Commission may disregard corporate form and regard a parent and its subsidiary as a unit in order to determine whether statutory mandates would be frustrated by the proposed transaction. While the Commission does not have jurisdiction over the merger of holding companies that are not themselves public utilities, section 203 was intended to preserve the Commission's oversight of corporate realignments that may impact the coordination in the public interest of jurisdictional facilities, no matter how accomplished.

     On the facts of this case, as discussed further below, we conclude that the proposed merger of Enova and Pacific will result in a transfer of control of the jurisdictional facilities of Enova's two public utility subsidiaries, SDG&E and Enova Energy. Therefore, we do not need to reach the question of whether the proposed merger also results in a direct or indirect merger or consolidation of the SDG&E or Enova Energy jurisdictional facilities with those of any other person. We further conclude that, for purposes of section 203, Enova and its public utility subsidiaries act as one company and are effectively disposing of jurisdictional facilities via a transfer of control over those facilities to NewCo. To hold otherwise would elevate form over substance.

     In their petition for a declaratory order, the Petitioners rely on Missouri Basin as support for their argument that the Commission may not review mergers between holding companies. The petitioners also argue that the Commission may not review mergers involving public utilities unless there exists the type of indirect merger described in Illinois Power. Lastly, the petitioners argue that a disposition of facilities does not occur in their proposed transaction because, the petitioners say, the stock of the public utilities will not be transferred.
Docket No. EL97-15-000                                - 23 -

     There are several fundamental flaws in these arguments. First, as stated above, the Commission agrees that it does not have jurisdiction over mergers of holding companies that are not also public utilities. Our assertion of jurisdiction is not over the merger of the holding companies; rather, our concern is over the control of the jurisdictional facilities of the public utilities in the holding company system. Second, the Missouri Basin and Illinois Power cases did not address the situation here and cannot, in any event, be interpreted as holding that the Illinois Power scenario is the only type of indirect merger over which the Commission has section 203 jurisdiction. Third, since all the stock of SDG&E and Enova Energy is owned by Enova, and since all of Enova s stock will be transferred to the new holding company, the substance of the transaction will be a disposition of control of the public utilities jurisdictional facilities to the new holding company. Even though Enova will continue to own the public utilities stock after the transfer, control over the public utilities (and their jurisdictional facilities) will be exercised by NewCo and its shareholders under a divergently different corporate form with economic goals which reflect the corporate purposes of the newly-created holding company.<F46>
---------------------------------------------------------------
<F46>  Petitioners make two related arguments in support of their position that their merger will not result in any change in control over SDG&E's and Enova Energy's jurisdictional facilities. First, they note that the stock of Enova is widely dispersed among members of the public and the same will be true of NewCo's stock. Second, they argue that there will be no change in control since a majority of NewCo's shares, including those shareholders that currently own both Pacific and Enova stock, will be owned by former Enova shareholders. This is a variation of an argument rejected in Central Vermont.

     In Central Vermont, the Commission found that even though the current shareholders of the public utility would own the holding company's stock after the reorganization was completed, they would no longer have direct control over the public utility's jurisdictional facilities. Here, Enova's current shareholders will not be able to exercise the control over SDG&E and Enova Energy, and their jurisdictional facilities, as they are able to exercise today. This does not change because NewCo's stock will be widely dispersed, or because a majority of its stock will be owned by persons that currently own Enova shares.
---------------------------------------------------------------
As such, there is indeed a disposition of jurisdictional facilities of SDG&E and Enova Energy.

     The petitioners cite Missouri Basin and Duke to support their argument that section 203 only gives the Commission jurisdiction over actions taken by public utilities. They suggest that after the initial transfer of the public utility's


Docket No. EL97-15-000                                  - 24 -

stock to a holding company, the public utility loses any ability to exert control over its jurisdictional facilities and therefore cannot dispose of its jurisdictional facilities in subsequent corporate transactions because control over its jurisdictional facilities lies solely with the holding company. Carried to its logical conclusion, this argument would lead to the result that if a stand-alone public utility created a holding company above it the Commission would have jurisdiction due to a change in control of the public utility s jurisdictional facilities, but if the holding company then immediately sold 100% of its stock to another party (who would then be able to control the first tier holding company and thus the public utility) the Commission would not have jurisdiction even though the control over the public utility s facilities is being transferred in both transactions. In short, form would be elevated over substance.

     As discussed above, the Commission may regard corporations as one entity in order to ensure that statutory purposes are not frustrated by corporate form. Therefore, for purposes of ensuring that the transfer of control of SDG&E and Enova Energy is consistent with the public interest, Enova and its public utility subsidiaries may properly be regarded as one entity.

     In Central Vermont, the Commission discussed at some length the concern that the transfer of ownership and control of jurisdictional facilities could "present potential for abuses adverse to the public interest."<F47>
---------------------------------------------------------------
<F47>  Central Vermont at 61,960.
--------------------------------------------------------------
The Commission has expressed concern over the potential effect such a corporate structure might have on reliability of service or use of operating utility funds for corporate activities unrelated to utility service,<F48>
-------------------------------------------------------------
<F48>  Id.
-------------------------------------------------------------
as well as abuses adverse to the public interest which could result from the "ever-increasing reorganizations involving jurisdictional public utilities."<F49>
-------------------------------------------------------------
<F49>  Central Illinois at 61,328.
-------------------------------------------------------------
     The Commission has a broad public interest mandate in
section 201(a) of the FPA to oversee the operational aspects of the electric power industry, including issues involving bulk power supply and transmission access. The industry currently is undergoing a fundamental restructuring which entails wholesale competitive power markets and, increasingly, competitive retail power markets. As the competitive energy markets evolve, the Commission has a public interest responsibility to be vigilant with respect to the corporate realignment of the jurisdictional facilities of both traditional public utilities and the public utility power marketers that are playing an increasingly larger

Docket No. EL97-15-000                               - 25 -

role in bulk power supply. Our interpretation of section 203 is clearly consistent with the Congress' intent in enacting the provision, and the jurisdictional responsibilities given to the Commission.

     The Commission does not intend to affect the actions of public utility holding companies unnecessarily; nevertheless, the Commission would be remiss in upholding its statutory mandate if it allowed control over jurisdictional facilities to be removed from its oversight merely by how the transaction is structured. Accordingly, the petitioners' request for a declaratory order disclaiming jurisdiction over the merger of Enova and Pacific will be denied because the merger encompasses the disposition of the jurisdictional facilities of SDG&E and Enova Energy via a transfer of control.

     F.   Guidance for Future Cases

     We understand that industry participants, in this time of restructuring, need as much certainty as possible concerning the circumstances in which we have jurisdiction under section 203, as well as a better understanding of how quickly the Commission will be able to process section 203 filings. We believe that the discussion above, applicable to the instant proceeding as well as to our companion orders in the NorAm<F50>
-------------------------------------------------------------
<F50>  Order Asserting Jurisdiction, NorAm Energy Services, Inc.,
Docket No. EL97-25-000.
---------------------------------------------------------------
and Morgan Stanley<F51>
---------------------------------------------------------------
<F51>  Order Authorizing Dispositions of Jurisdictional
Facilities and Denying Request for Disclaimer of Jurisdiction, Morgan Stanley Capital Group, Docket Nos. EC97-23-000 and EL97-30-000; Chi Power Marketing, Docket No. EC97-26-000.
---------------------------------------------------------------
proceedings issued today, answers in large part the first question by providing the framework which we will use to analyze whether a proposed corporate realignment involves a disposition and/or direct or indirect merger of jurisdictional facilities.

     We acknowledge that we cannot definitively identify every combination of entities or disposition of assets that may trigger section 203 jurisdiction, since we cannot anticipate every type of restructuring that might occur in response to rapidly evolving competitive pressures. However, it should be clear that our concern is with changes in control, including direct or indirect mergers, that affect jurisdictional facilities (whether physical or "paper" facilities). We must maintain flexibility in responding to industry restructuring if we are to discharge our statutory responsibility "to secure the maintenance of adequate service and the coordination in the public interest of facilities subject to the jurisdiction of the Commission."

Docket No. EL97-15-000                                  - 26 -

     In asserting jurisdiction over new types of corporate realignments that involve jurisdictional facilities, we will commit, within the constraints of our resources, to make every effort to efficiently process those section 203 filings that come before us. It is clear that many of these transactions may involve few public utility assets and may have little or no impact in the pertinent geographic and product markets. In these cases we intend to be flexible as to what information must be filed, to provide shortened comment periods on the filings, and to issue orders expeditiously.

     We take this opportunity to comment briefly on the information we expect to see from applicants and the procedures we intend to follow, in those section 203 filings that, for example, do not involve a merger or consolidation of jurisdictional facilities or do not otherwise raise market power concerns. As reflected in the Merger Policy Statement, the mergers of greatest potential concern to the Commission are mergers between vertically integrated electric utilities that own generation and/or transmission facilities. Thus, for example, review of a disposition of a marketer's jurisdictional facilities alone may not necessarily raise complex issues and, therefore, may be amenable to expeditious action by the Commission. Even if a power marketer owns generation facilities, it may be that its facilities are geographically dispersed such that their transfer to another power marketer would not raise complicated issues.

     Similarly, cases may arise, such as Morgan Stanley, in which the disposition of a marketer's jurisdictional facilities occurs within the context of a merger of entities engaged in businesses unrelated to our jurisdictional concerns under the FPA. There again, expeditious review and action by the Commission may be anticipated. On the other hand, additional review in various degrees may be required where, for example, a marketer is merging with another power marketer or with an entity with control over fuel resources or transportation facilities necessary for electric generation, thus raising concerns about the potential to create barriers to entry.

     We believe that the Morgan Stanley proceeding, which we approved today, provides useful guidance on these types of disposition applications. Morgan Stanley involves a proposed merger of two Wall Street financial firms, one of which owns a public utility power marketer. We found that a disposition of the jurisdictional facilities of that public utility via a change in control will take place as part of the merger and we authorized the disposition. With respect to the information necessary to support the proposed disposition application, the applicants in Morgan Stanley addressed the effect the transaction would have on competition, on rates, and on regulation. They explained why an Appendix A competitive analysis was not needed in the circumstances presented but nevertheless proceeded to
Docket No. EL97-15-000                                   - 27 -

explain why the transaction would not have an adverse effect on competition. This is an acceptable approach in circumstances that do not involve a merger or consolidation or other actions that would result in the aggregation of generation and/or transmission market power.<F52>
---------------------------------------------------------------
<F52>  Merger Policy Statement at 30,113 and 30,136.
---------------------------------------------------------------
     However, the fact that an Appendix A analysis was not needed in Morgan Stanley does not mean it may not be necessary in other applications involving dispositions of facilities that present different facts. Our focus will be on whether the transaction enhances the ability of the affected public utility or utilities to exercise market power in relevant geographic and product markets. The information applicants submit to support a disposition of facilities must be adequate for us to analyze the effect on competition, if any.

     Similarly, applicants must be prepared to address the effect on rates and regulation. As in Morgan Stanley where the only affected public utility was a power marketer authorized to sell at market-based rates and engaged only in wholesale power sales in interstate commerce, the information supplied can be concise. However, the type of information necessary to address these factors may vary depending on the circumstances.

     Finally, we will make every effort to expedite the processing of disposition applications. While we normally provide a 60-day comment period on section 203 applications, a shorter notice period might be appropriate in cases of the type in Morgan Stanley or in unusual circumstances. In the Merger Policy Statement, the Commission stated its intent to make a reasonable effort to issue an initial order on a completed application 60-90 days after the comment period closes.<F53>
---------------------------------------------------------------
<F53>  Merger Policy Statement at 30,127.
---------------------------------------------------------------
If the application does not raise significant concerns, the Commission may be able to take action on an even more expedited basis. Any request for expedited action must be fully supported and should discuss how long it took from the time the contract was signed until the date of filing with the Commission.

The Commission orders:

     (A) The late, unopposed motion to intervene in this docket filed by NutraSweet Kelco Company is hereby granted, as discussed in the body of this order.

     (B) Vernon s motion to consolidate Docket No. ER97-703-000 with this docket is hereby denied, as discussed in the body of this order.


Docket No. EL97-15-000                                  - 28 -

     (C) San Diego s motion to reopen Docket No. EC95-6-000 and to consolidate that docket with this docket is hereby denied, as discussed in the body of this order.

     (D)  San Diego s motion for late intervention in Docket No.
EC95-6-000 is hereby denied, as discussed in the body of this order.

     (E) The answer filed by the Petitioners and the responses filed by SoCal Edison are rejected, as discussed in the body of this order.

     (F) The Petitioners' petition for declaratory order disclaiming jurisdiction is denied, as discussed in the body of this order.

By the Commission.

( S E A L )



                                             Lois D. Cashell,
                                                Secretary.